EXHIBIT 99.1
FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES FIRST QUARTER 2014 RESULTS INCLUDING
IMPROVED U.S. RESULTS COMPARED TO FIRST QUARTER 2013

Oklahoma City, Oklahoma (May 8, 2014) - Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced first quarter 2014 consolidated results. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the first quarter of 2014 were $9.1 million, with net income of $4.6 million. This compares to EBITDA and net income of $8.8 million and $4.5 million, respectively, during the prior year period. Distributable cash flow for the quarter ended March 31, 2014 was $8.5 million (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Highlights of the first quarter 2014 results include:

•	net income was flat on slightly lower revenues compared to Q1 2013;

•	higher levels of revenue in the United States, resulting in a lower effective tax rate; and

•	reduced cost structure following actions taken in 2013.

Consolidated revenues for the quarter ended March 31, 2014 were $29.8 million versus $30.8 million in the first quarter of 2013. Income before tax for the quarter ended March 31, 2014 was $5.3 million versus $5.3 million for the first quarter of 2013. Results of operations for the first quarter of 2014 compared to the first quarter of 2013 reflect increased sales of compressors and parts. Compression and other service revenues were down $1.8 million compared to the first quarter of 2013. Higher levels of compression and other services in the United States, Canada, and Argentina were offset by lower levels of compression and other services in Mexico. Compression and other services revenues in the United States continue to increase due, in part, to continued demand for our unconventional services and improvements in natural gas prices. Cost of compression and other services as a percentage of revenues decreased compared to the prior year period due primarily to labor and equipment related cost reductions in Mexico, decreased field service cost in the United States, and overall cost reduction actions.

Unaudited results of operations for the three month period ended March 31, 2014 compared to the prior year period are presented in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “I am pleased to report our first quarter results, which support our sixth quarterly distribution increase in the past seven quarters. The current distribution of $0.4450 per outstanding unit is 4.7% higher than the distribution attributable to the first quarter of 2013.

“Within our operations, we have noted the continued shift in revenues from Mexico to the United States as compared to the prior year, which benefits our effective tax rate within the MLP. While down compared to the prior year period, we have seen some positive signs within our Latin America business for growth in revenues throughout 2014. Average compressor package utilization during the first quarter of 2014 was 1.1% higher than the first quarter of 2013. Our capital expenditure focus in the first quarter centered on GasJack® fleet upgrades and additional investments for SuperJack™ three stage compression packages. We will begin deploying additional SuperJack™ packages in late second quarter 2014 per our planned fabrication schedule.”

Compressco Partners will host a conference call to discuss first quarter 2014 results today, May 8, 2014, at 10:30 am Eastern Time. The phone number for the call is 877/870-4263. The conference will also be available by live audio webcast and may be accessed through the Compressco Partners website at www.compressco.com.

On April 21, 2014, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the first quarter of 2014 of $0.4450 per outstanding unit, which will be paid on May 15, 2014 to unitholders of record as of the close of business on May 1, 2014. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the first quarter of 2014 was 1.21x.

Compressco Partners is a provider of compression-based production enhancement services, which are used in both conventional wellhead compression applications and unconventional compression applications, and in certain circumstances, well monitoring and sand separation services. Compressco Partners provides services to a broad base of natural gas and oil exploration and production companies operating throughout many of the onshore producing regions of the United States. Internationally, Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Europe, and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets,” or similar expressions that convey the uncertainty of future events, activities, expectations, or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2014, anticipated activities by our customers, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners' beliefs, expectations, plans, goals, future events, and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in Compressco Partners' Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Results of operations (unaudited)
	Three Months Ended
	March 31,
	2014	2013
	(In Thousands)
Revenues
Compression and other services	$27,927	$29,679
Sales of compressors and parts	1,883	1,088
Total revenues	29,810	30,767

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	15,154	17,096
Cost of compressors and parts sales	929	617
Total cost of revenues	16,083	17,713

Selling, general, and administrative expense	4,094	4,279
Depreciation and amortization	3,682	3,473
Interest (income) expense, net	159	58
Other (income) expense, net	539	(17)
Income before tax provision	5,253	5,261
Provision for income taxes	634	722
Net income	$4,619	$4,539

Net income per diluted common unit	$0.29	$0.29

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA, distributable cash flow and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors; and

•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the quarterly distribution payable on all outstanding common and subordinated units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income to EBITDA for the three month periods ended March 31, 2014 and March 31, 2013:

	Three Months Ended
	March 31,
	2014	2013
	(In Thousands)
Net income	$4,619	$4,539
Provision for income taxes	634	722
Depreciation and amortization	3,682	3,473
Interest (income) expense, net	159	58
EBITDA	$9,094	$8,792

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three month period ended March 31, 2014:

Three Months Ended
March 31, 2014
(In Thousands)
Net income	$4,619
Provision for income taxes	634
Depreciation and amortization	3,682
Interest (income) expense, net	159
EBITDA	9,094

Less:
Current income tax benefit (expense)	(567)
Maintenance capital expenditures	(40)
Interest expense	(159)
Plus:
Non-cash cost of compressors sold	—
Equity compensation	202
Distributable cash flow	$8,530

Cash distribution attributable to period	$7,062

Distribution coverage ratio	1.21x

Contact:
Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com

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